Exhibit 99

News

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111
L-3 Announces First Quarter 2010 Results
•	Diluted earnings per share increased 13% to $1.87
•	Net cash from operating activities of $271 million
•	Net sales of $3.6 billion
•	Funded orders of $3.6 billion and funded backlog of $10.8 billion
•	Updated financial guidance for 2010
NEW YORK, April 22, 2010 — L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) of $1.87 for the quarter ended March 26, 2010 (2010 first quarter), up 13% compared to $1.66 for the quarter ended March 27, 2009 (2009 first quarter). Net sales of $3.6 billion declined slightly compared to the 2009 first quarter.
“It was a solid start to the year,” said Michael T. Strianese, chairman, president and chief executive officer. “We generated strong operating results, cash flow and EPS driven by continued outstanding performance in our ISR (Intelligence, Surveillance and Reconnaissance) businesses and expanding margins in our Electronic Systems segment. During the first quarter, we continued to focus on shareholder value by repurchasing $123 million of our common stock and paying cash dividends of $47 million. Our Board of Directors also increased L-3’s quarterly cash dividend by 14% to $0.40 per share. Additionally, on April 14, 2010, we completed our acquisition of Insight Technology, a manufacturer of mission critical night vision and electro-optical equipment for the warfighter.”

L-3 Announces Results for the 2010 First Quarter	Page 2
Consolidated Results

	First Quarter Ended
	March 26,	March 27,	Increase/
($ in millions, except per share data)	2010	2009	(decrease)

Net sales	$3,624	$3,636	$(12)

Operating income	$410	$376	$34

Net interest expense and other income	60	63	(3)

Effective income tax rate	36.6%	35.8%	80	bpts

Net income attributable to L-3	$221	$199	$22

Diluted EPS	$1.87	$1.66	$0.21
First Quarter Results of Operations: For the 2010 first quarter, consolidated net sales of $3.6 billion declined slightly compared to the 2009 first quarter. Sales growth from the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) reportable segment was offset by lower sales from the Government Services, Aircraft Modernization and Maintenance (AM&M) and Electronic Systems reportable segments. Net sales from acquired businesses(1) were $16 million.
The 2010 first quarter operating income increased by 9% compared to the 2009 first quarter. Operating income as a percentage of sales (operating margin) increased to 11.3% for the 2010 first quarter from 10.3% for the 2009 first quarter. The operating margin increase was primarily driven by improved contract performance and favorable sales mix for businesses in the C3ISR and Electronic Systems reportable segments. In addition, lower pension expense of $5 million ($3 million after income taxes, or $0.03 per diluted share) increased operating margin by 10 basis points. See segment results below for additional discussion of segment operating margin.
Net interest expense and other income decreased by $3 million for the 2010 first quarter compared to the same period last year. This decrease was due to lower outstanding debt and increased income from investments accounted for using the equity method.
The effective tax rate for the 2010 first quarter increased by 80 basis points compared to the same quarter last year primarily due to the expiration of the U.S. Federal research and experimentation tax credit as of December 31, 2009. In addition, the 2010 first quarter includes a tax provision of $5 million, or $0.04 per diluted share, related to the U.S. Federal Patient Protection and Affordable Care Act, which changed the tax treatment for certain retiree prescription drug benefits.
In the 2010 first quarter as compared to the 2009 first quarter, net income attributable to L-3 increased by $22 million and diluted EPS increased by $0.21, or 13%, to $1.87 from $1.66. Diluted weighted average common shares outstanding for the 2010 first quarter compared to the 2009 first quarter declined by 2% due to share repurchases of L-3 common stock made during the past year.
Orders: Funded orders for the 2010 first quarter decreased 3% to $3.6 billion compared to $3.8 billion for the 2009 first quarter. Funded backlog was $10.8 billion at March 26, 2010, compared to $10.9 billion at Dec. 31, 2009. Funded backlog declined slightly because of negative foreign currency translation adjustments primarily for businesses whose functional currency is the Euro.
Cash flow: Net cash from operating activities was $271 million for the 2010 first quarter, an increase of $119 million, compared to $152 million for the 2009 first quarter. The increase is attributable to higher net income and less cash used for working capital and income tax payments during the 2010 first quarter compared to the 2009 first quarter. Capital expenditures, net of dispositions of property, plant and equipment, were $26 million for the 2010 first quarter, compared to $40 million for the 2009 first quarter.

(1)	Net sales from acquired businesses are comprised of (i) net sales from business and product line acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2010 First Quarter	Page 3
Reportable Segment Results
C3ISR

	First Quarter Ended
	March 26,	March 27,
($ in millions)	2010	2009	Increase
Net sales	$788.0	$710.1	$77.9
Operating income	105.8	78.2	27.6
Operating margin	13.4%	11.0%	240	bpts
C3ISR net sales for the 2010 first quarter increased by 11% compared to the 2009 first quarter, primarily due to increased demand and new business from the U.S. Department of Defense (DoD) for airborne ISR and networked communication systems for manned and unmanned platforms and from foreign ministries of defense for force protection products.
C3ISR operating income for the 2010 first quarter increased by 35% compared to the 2009 first quarter. Operating margin increased by 240 basis points. Higher sales volume, favorable sales mix and improved contract performance increased operating margin by 220 basis points. Lower pension expense of $2 million increased operating margin by 20 basis points.
Government Services

	First Quarter Ended
	March 26,	March 27,
($ in millions)	2010	2009	Decrease
Net sales	$941.1	$1,004.9	$(63.8)
Operating income	77.3	90.6	(13.3)
Operating margin	8.2%	9.0%	(80	)bpts
Government Services net sales for the 2010 first quarter decreased by 6% compared to the 2009 first quarter. The decrease was primarily due to: (1) reduced subcontractor pass-through sales volume of $45 million related to task order renewals for U.S. Army systems and software engineering and sustainment services that migrated to a contract where L-3 is not a prime contractor, and (2) lower sales related to Iraq support, including linguist and intelligence support services. These decreases were partially offset by increased training and law enforcement support services for the U.S. Army due to higher volume on new and existing contracts and information technology support services for the U.S. Special Operations Forces (SOF). Net sales from acquired businesses were $12 million, or 1%.
Government Services operating income for the 2010 first quarter decreased by 15% compared to the 2009 first quarter. Operating margin decreased by 80 basis points. Lower margins on select contract renewals and higher costs for a security systems contract for the U.S. Department of Homeland Security reduced operating margin by 120 basis points and timing of the receipt of an award fee for linguist services reduced operating margin by 20 basis points. Acquired businesses reduced operating margin by 10 basis points. These decreases were partially offset by a decline in lower margin subcontractor pass-through sales, which increased operating margin by 70 basis points.
AM&M

	First Quarter Ended
	March 26,	March 27,
($ in millions)	2010	2009	Decrease
Net sales	$652.1	$663.5	$(11.4)
Operating income	59.5	65.8	(6.3)
Operating margin	9.1%	9.9%	(80	)bpts
AM&M net sales for the 2010 first quarter decreased by 2% compared to the 2009 first quarter. The decrease was primarily due to a decline for the Joint Cargo Aircraft contract as a result of a delay in an order which is currently anticipated to be received in the second quarter, sales volume declines for contract field services and SOF support activities because of reduced tasking, and a competitive loss of an aircraft maintenance contract with the U.S. Customs and Border Patrol. These decreases were partially offset by higher aircraft modernization sales primarily for U.S. Navy maritime patrol aircraft and SOF special mission aircraft.

L-3 Announces Results for the 2010 First Quarter	Page 4
AM&M operating income for the 2010 first quarter decreased by 10% compared to the 2009 first quarter. Operating margin decreased by 80 basis points. Lower sales volume and prices for system field support reduced operating margin by 70 basis points. A favorable cost adjustment on an international aircraft modernization contract in the 2009 first quarter that did not recur in the 2010 first quarter reduced operating margin by 100 basis points. These decreases were partially offset by an increase in operating margin of 90 basis points primarily due to higher aircraft modernization sales to the DoD and improved contract performance.
Electronic Systems

	First Quarter Ended
	March 26,	March 27,	Increase/
($ in millions)	2010	2009	(decrease)
Net sales	$1,242.5	$1,257.2	$(14.7)
Operating income	167.1	$141.3	25.8
Operating margin	13.4%	11.2%	220	bpts
Electronic Systems net sales for the 2010 first quarter decreased by 1% compared to the 2009 first quarter. Sales volume declined primarily for: (1) combat propulsion systems due to a reduction in DoD funding for the Bradley fighting vehicle, (2) precision engagement due to contracts nearing completion, (3) shipboard electronics and power distribution, conditioning and conversion products primarily for the U.S. Navy, and (4) commercial shipbuilding products. These decreases were partially offset by volume increases for: (1) EO/IR products, primarily to the U.S. Air Force and U.S. Army, (2) microwave products, primarily due to increased deliveries of power devices for satellite communication systems, and (3) training & simulation, primarily related to a new U.S. Air Force contract awarded in 2009. Additionally, net sales from the Chesapeake Sciences Corporation acquired business were $4 million.
Electronic Systems operating income for the 2010 first quarter increased by 18% compared to the 2009 first quarter. Operating margin increased by 220 basis points. The increase was due to improved contract performance and favorable sales mix primarily for EO/IR products, which increased operating margin by 140 basis points, and an increase of 60 basis points primarily for a volume price adjustment on a supply arrangement. In addition, lower pension expense of $3 million increased operating margin by 20 basis points.

L-3 Announces Results for the 2010 First Quarter	Page 5
Financial Guidance
Based on information known as of today, the company has revised its consolidated and segment financial guidance for the year ending Dec. 31, 2010, as presented in the tables below. All financial guidance amounts are estimates subject to revisions in the future for matters discussed under the “Forward-Looking Statements” cautionary language on the next page, and the company undertakes no duty to update its guidance.
Consolidated 2010 Financial Guidance
($ in billions, except per share data)

		Prior
	Current	(Jan. 28, 2010)
Net sales	$16.2 to $16.3	$15.8 to $16.0
Operating margin	10.8%	10.7%
Effective tax rate	36.1%	35.8%
Diluted EPS	$8.13 to $8.33	$8.00 to $8.20

Net cash from operating activities	$1.51	$1.50
Less: Capital expenditures, net of dispositions of property, plant and equipment	0.25	0.25

Free cash flow(2)	$1.26	$1.25

The revision in the company’s 2010 financial guidance from the prior guidance provided on Jan. 28, 2010, is primarily due to the impact of the items listed below.
•	In the AM&M segment, the extension of the Special Operations Forces Support Activity contract to Jan. 31, 2011, is expected to increase sales by approximately $200 million and EPS by approximately $0.05;

•	In the Electronic Systems segment, the acquisition of the Insight Technology business on April 14, 2010, is expected to increase sales by approximately $200 million and EPS by approximately $0.12, which includes negative purchase accounting adjustments and transaction expenses; and

•	A change in tax treatment for retiree prescription drug benefits related to the enactment of the Patient Protection and Affordable Care Act as discussed above under first quarter results of operations, which will reduce EPS by $0.04 and increase the estimated effective tax rate by 30 basis points.
Additionally, the 2010 financial guidance continues to assume that the U.S. Federal research and experimentation (R&E) tax credit that expired on Dec. 31, 2009, will be extended for the full year ending Dec. 31, 2010. The benefit of the R&E credit on the 2010 tax rate is approximately $0.14 of EPS and the company expects it to be retroactively enacted in the fourth quarter of 2010.
Segment 2010 Financial Guidance
($ in billions)

Prior
	Current	(Jan. 28, 2010)
Net Sales:
C3ISR	$3.4 to $3.5	$3.4 to $3.5
Government Services	$4.0 to $4.1	$4.0 to $4.1
AM&M	$2.9 to $3.0	$2.7 to $2.8
Electronic Systems	$5.8 to $5.9	$5.6 to $5.7

Operating Margins:
C3ISR	11.6% to 11.8%	11.2% to 11.4%
Government Services	9.2% to 9.4%	9.6% to 9.8%
AM&M	8.6% to 8.8%	8.8% to 9.0%
Electronic Systems	12.0% to 12.2%	11.7% to 11.9%

(2)	Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

L-3 Announces Results for the 2010 First Quarter	Page 6
Additional financial information regarding the 2010 first quarter results and the 2010 updated financial guidance is available on the company’s Web site at www.L-3com.com.
Conference Call
In conjunction with this release, L-3 will host a conference call today, Thursday, April 22, 2010 at 11:00 a.m. EDT that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer and Ralph G. D’Ambrosio, vice president and chief financial officer, will host the call.
11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT
Listeners may access the conference call live over the Internet at the company’s Web site at:
http://www.L-3com.com
Please allow fifteen minutes prior to the call to visit our Web site to download and install any necessary audio software. The archived version of the call may be accessed at our Web site or by dialing (888) 286-8010 (passcode: 59059232), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.
Headquartered in New York City, L-3 employs approximately 67,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, aircraft modernization and maintenance and government services. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms. The company reported 2009 sales of $15.6 billion.
To learn more about L-3, please visit the company’s Web site at www.L-3com.com. L-3 uses its Web site as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s Web site and is readily accessible.
Forward-Looking Statements
Certain of the matters discussed in this release, including information regarding the company’s 2010 financial outlook that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties that are difficult to predict, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our dependence on the defense industry and the business risks peculiar to that industry; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new

L-3 Announces Results for the 2010 First Quarter	Page 7
business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees as well as our ability to retain and hire employees with U.S. Government Security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate, including those for the commercial aviation, shipbuilding and communications market; global economic uncertainty; the DoD’s contractor support services in-sourcing initiative; our ability to perform contracts on schedule; events beyond our control such as acts of terrorism; our international operations; our extensive use of fixed-price type contracts as compared to cost-reimbursable type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S. Government agencies; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; outcome of matters relating to the Foreign Corrupt Practice Act; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.
For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see “Part I — Item 1A — Risk Factors” and Note 19 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended Dec. 31, 2009 as well as any material updates to these factors in our future filings.
Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.
# # #
— Financial Tables Follow —

Table A
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	First Quarter Ended(a)
	March 26,	March 27,
	2010	2009

Net sales	$3,624	$3,636

Cost of sales	3,214	3,260

Operating income	410	376

Interest and other income, net	4	3
Interest expense	64	66

Income before income taxes	350	313
Provision for income taxes	128	112

Net income	$222	$201
Less: Net income attributable to noncontrolling interests	1	2

Net income attributable to L-3	$221	$199
Less: Net income allocable to participating securities	2	2

Net income allocable to L-3 Holdings’ common shareholders	$219	$197

Earnings per share allocable to L-3 Holdings’ common shareholders:

Basic	$1.89	$1.66

Diluted	$1.87	$1.66

L-3 Holdings’ weighted average common shares outstanding:

Basic	115.9	118.4

Diluted	116.9	118.8

(a)
It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on Dec. 31 regardless of what day it falls on.

Table B
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	First Quarter Ended
	March 26,	March 27,
	2010	2009

Segment Operating Data

Net Sales:
C3ISR	$788.0	$710.1
Government Services	941.1	1,004.9
AM&M	652.1	663.5
Electronic Systems	1,242.5	1,257.2

Total	$3,623.7	$3,635.7

Operating income:
C3ISR	$105.8	$78.2
Government Services	77.3	90.6
AM&M	59.5	65.8
Electronic Systems	167.1	141.3

Total	$409.7	$375.9

Operating margin:
C3ISR	13.4%	11.0%
Government Services	8.2%	9.0%
AM&M	9.1%	9.9%
Electronic Systems	13.4%	11.2%
Total	11.3%	10.3%

Depreciation and amortization:
C3ISR	$13.9	$9.6
Government Services	10.1	10.2
AM&M	4.7	5.1
Electronic Systems	27.8	27.9

Total	$56.5	$52.8

Funded order data
C3ISR	$811	$661
Government Services	877	943
AM&M	673	842
Electronic Systems	1,280	1,322

Total	$3,641	$3,768

	March 26,	Dec. 31,
	2010	2009
Period end data
Funded backlog	$10,832	$10,862

Table C
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	March 26,	Dec. 31,
	2010	2009
ASSETS

Cash and cash equivalents	$1,135	$1,016
Billed receivables, net	1,299	1,149
Contracts in process	2,436	2,358
Inventories	262	258
Deferred income taxes	199	247
Other current assets	135	123

Total current assets	5,466	5,151

Property, plant and equipment, net	834	854
Goodwill	8,183	8,190
Identifiable intangible assets	362	377
Other assets	247	241

Total assets	$15,092	$14,813

LIABILITIES AND EQUITY

Accounts payable, trade	$549	$464
Accrued employment costs	641	642
Accrued expenses	465	482
Advance payments and billings in excess of costs incurred	521	521
Income taxes	83	10
Other current liabilities	358	363

Total current liabilities	2,617	2,482

Pension and postretirement benefits	837	817
Deferred income taxes	308	272
Other liabilities	416	470
Long-term debt	4,118	4,112

Total liabilities	8,296	8,153

Shareholders’ equity	6,704	6,567
Noncontrolling interests	92	93

Total equity	6,796	6,660

Total liabilities and equity	$15,092	$14,813

Table D
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(in millions)

	First Quarter Ended
	March 26,	March 27,
	2010	2009
Operating activities
Net income	$222	$201
Depreciation of property, plant and equipment	41	38
Amortization of intangibles and other assets	15	15
Deferred income tax provision	29	14
Stock-based employee compensation expense	19	17
Contributions to employee saving plans in L-3 Holdings’ common stock	30	32
Amortization of pension and postretirement benefit plans net loss and prior service cost	10	13
Amortization of bond discounts (included in interest expense)	6	6
Amortization of deferred debt issue costs (included in interest expense)	3	3

Changes in operating assets and liabilities, excluding acquired and divested amounts:
Billed receivables	(157)	(101)
Contracts in process	(75)	(144)
Inventories	(10)	(10)
Accounts payable, trade	87	99
Accrued employment costs	(17)	(102)
Accrued expenses	(12)	25
Advance payments and billings in excess of costs incurred	1	(15)
Income taxes	80	56
Excess income tax benefits related to share-based payment arrangements	(5)	(1)
Other current liabilities	(3)	(13)
Pension and postretirement benefits	24	26
All other operating activities	(17)	(7)

Net cash from operating activities	271	152

Investing activities
Business acquisitions, net of cash acquired	(1)	(82)
Capital expenditures	(26)	(41)
Dispositions of property, plant and equipment	—	1
Investments in equity investees	(9)	—
Other investing activities	1	—

Net cash used in investing activities	(35)	(122)

Financing activities
Common stock repurchased	(123)	(232)
Cash dividends paid on L-3 Holdings’ common stock	(47)	(42)
Proceeds from exercises of stock options	44	1
Proceeds from employee stock purchase plan	18	17
Excess income tax benefits related to share-based payment arrangements	5	1
Other financing activities	(1)	(1)

Net cash used in financing activities	(104)	(256)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(13)	(3)

Net increase (decrease) in cash and cash equivalents	119	(229)
Cash and cash equivalents, beginning of the period	1,016	867

Cash and cash equivalents, end of the period	$1,135	$638